EXHIBIT 11
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                     CFM TECHNOLOGIES, INC. AND SUBSIDIARIES
                COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)




                                                       THREE MONTHS               SIX MONTHS
                                                     ENDED APRIL 30,            ENDED APRIL 30,
                                                -----------------------    ---------------------
                                                   1998         1997          1998       1997
                                                ---------     --------     ---------   --------

Net income (loss)                               $ (3,281)     $  1,980     $ (4,031)   $  3,354
                                                =========     ========     =========   ========


Weighted average common shares used
    for basic net income (loss) per
    common share                                    7,920      7,460          7,917       6,745

Dilutive effect of common stock
    options outstanding                                           504                       429

Weighted average common and common
    equivalent shares used for diluted net
    income (loss) per common share                  7,920       7,964         7,917       7,174
                                                =========    ========      ========    ========

Net income (loss) per common share:

    Basic                                       $  (0.41)     $  0.27      $  (0.51)    $  0.50
                                                ---------     -------      ---------    -------
    Diluted                                     $  (0.41)     $  0.25      $  (0.51)    $  0.47
                                                ---------     -------      ---------    -------

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